Exhibit 99.1

Apex Silver Reports on First Quarter 2007 Results

Denver, CO, May 7, 2007/Business Wire/ Apex Silver Mines Limited (AMEX: SIL) today reported preliminary net income of $112.0 million or $1.91 per share for the first quarter 2007 compared to a net loss of $174.4 million or $3.39 per share for the same 2006 period.  The company expects to file its complete financial statements with the SEC on Form 10-Q later this week.

In the first quarter of 2007, the company recorded a $108.3 million gain on the mark-to-market derivative liability associated with the commodity-related project financing hedges compared to a $172.8 million mark-to-market loss in the 2006 period.  The mark-to-market adjustments stem from the application of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (FAS No. 133), which requires that all derivative instruments be recorded on the balance sheet at fair value and that changes in the fair value be recorded in current earnings.  At March 31, 2007, the liability associated with the derivative positions was $709.9 million.

At March 31, 2007, the company’s aggregate cash and short and long-term investments, both restricted and unrestricted, amounted to $449.9 million.  This amount included $46.0 million of cash and investments restricted to fund development of San Cristobal and certain other corporate financial commitments.  At March 31, 2007, the company had spent approximately $575 million on costs pertaining to the project, including $80 million in 2007.

Development of San Cristobal Nearing Completion

Construction of our San Cristobal project in southwestern Bolivia is nearing completion.  All of the engineering has been completed and all of the major mechanical equipment has been installed.  We are in the process of commissioning and testing the processing plant including the crushing, conveying, grinding and flotation circuits. The rail spur and the port facilities are substantially completed and we expect they will be available to handle ore concentrates which we anticipate shipping from San Cristobal with the first sale of concentrates expected in the third quarter of 2007.

We continue mining ore at the San Cristobal project and at March 31, 2007 we had stockpiled approximately 9.9 million tonnes of work-in-process ore inventories comprised of 2.6 million tonnes of sulfide ores and 7.3 million tonnes of oxide ores. The sulfide ores will be processed through the San Cristobal mill first with the oxide ores scheduled for processing later in the mine life.

Bolivian Supreme Decree Reaffirms San Cristobal Mining Concession Rights

Bolivian President Evo Morales issued a Supreme Decree on May 1, 2007 declaring a Mining Fiscal Reserve over the entire national territory to include all mineral resources, granting the Bolivian Mining Corporation (COMIBOL) the authority and right to administer and exploit the Fiscal Reserve. The Supreme Decree provides that mining concessions granted prior to enacting the Supreme Decree, which includes the San Cristobal mining concessions, will be respected and will remain in effect.

Apex Exploration Activities Increase

Drill testing of eight projects in Argentina, Peru and Mexico continues.  At the El Quevar property in Argentina, 22 drill holes have provided encouraging values and a camp is being established to facilitate infill drilling on 50-meter centers.  There are several areas of interest with the current focus being on the one kilometer long Yacthe Zone which remains open along strike and at depth.  A second drill is being brought in to test other areas at El Quevar including large silver, lead and zinc bearing breccia zones and associated veins.  We have earned our 65% interest in the property from our partner, Minera Hochschild.  Drills are operating at three properties in Mexico with assays pending.

Apex Silver is a mining exploration and development company.  Its 65%-owned San Cristobal project is the world’s largest development in silver and zinc.  The Ordinary shares of Apex Silver trade on the American Stock Exchange under the symbol “SIL”. This press release contains forward-looking statements regarding the company, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the timing of completion of construction of the San Cristobal Project, commencement of production and operations, including processing, shipments and sales  in the third quarter of 2007.  Actual results relating to any and all of these subjects may differ materially from those presented.  Factors that could cause results to differ materially include, problems or delays in construction, startup, and operations, variations in ore grade and processing rates, problems in emerging financial markets and political unrest and uncertainty in Bolivia.  The company assumes no obligation to update this information.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in the company’s Form 10-K filed with the SEC for the year ended December 31, 2006.

CONTACT:  Jerry Danni, Senior Vice President Corporate Affairs, Apex Silver Mines Corporation, 303-228-0336.